SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is effective as of June 1, 2025, by and between F/m Investments, LLC (“FMI”) and The RBB Fund, Inc. (the “Company”).

RECITALS

WHEREAS, pursuant to certain Master Index Services License Agreement (the “Master Index License Agreement”) between Bloomberg Index Services Limited (“Bloomberg”) and Ziegler Capital Management LLC (“ZCM”), which was assigned to FMI when all assets of ZCM were acquired by FMI on April 1, 2024; and the applicable Service Schedules thereto between Bloomberg and FMI ( the “Service Schedules,” and together with the Master Index License Agreement, as each amended from time to time, the “License Agreement”), FMI obtained a license to use in connection with index data, including certain securities indexes owned and managed by Bloomberg (including any indexes subject to the License Agreement that Bloomberg and its affiliates compile, calculate, maintain and own rights in and to pursuant to one or more agreements other than the License Agreement) (the “Indexes”), along with associated marks (including any co-branded marks) (the “Marks”); and

WHEREAS, FMI has the right pursuant to the License Agreement to sublicense its rights thereunder to the Company; and

WHEREAS, the Company wishes to use the Indexes and Marks in connection with certain exchange-traded funds (each, an “ETF”), each based on an Index, including in connection with the identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules, and regulations; and

WHEREAS, FMI wishes to grant a sublicense to the Company for the use of the Indexes and Marks;

NOW THEREFORE, the parties agree as follows:

1.	Grant of Sublicense. Subject to the terms and conditions of this Agreement, FMI hereby grants to the Company a sublicense to use the Indexes (and associated data, information, and Marks) listed on Exhibit A, as may be amended from time to time, in the manner set forth in, and subject to the terms of, the License Agreement.

2.	Performance of Obligations Under the License. The Company will be responsible for performing all of FMI’s executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Indexes and Marks in connection with the formation and operation of the ETFs.

3.	Fees. The Company shall have no obligation to pay any sublicense fees to FMI or Bloomberg under this Agreement.

4.	Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) FMI or an affiliate of FMI ceases to exercise investment discretion over the Company in its capacity as manager, investment adviser, trustee, or other comparable capacity. FMI shall notify the Company as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, the Company’s right to use the Indexes and the Marks shall terminate immediately.

5.	Indemnification. The Company shall indemnify and hold harmless FMI, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the ETFs or interests therein, (b) any breach by FMI of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of the Company or the ETFs, or (c) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the ETFs or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of FMI or an affiliate of FMI. The provisions of this section shall survive termination of this Agreement.

6.	Assignment. The Company will not make, or purport to make, any assignment or other transfer of this Agreement (except to its affiliates). FMI may assign its rights and obligations under this Agreement effective upon the giving of written notice to the Company.

7.	Amendment. Except that FMI and the Company may add one or more additional Indexes and Marks to Exhibit A to this Agreement, no other provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

9.	Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of Delaware.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

F/M INVESTMENTS LLC	THE RBB FUND, INC., solely on behalf of the ETFs listed in Exhibit A

By:	/s/Kirk Johnson	By:	/s/ James G. Shaw
Name:	Kirk Johnson	Name:	James G. Shaw
Title:	Chief Operating Officer & General Counsel	Title:	CFO/COO & Secretary

EXHIBIT A

Product Name	Product Type	Index Ticker	Index Name
F/m US Treasury 30 Year Bond ETF	Exchange-Traded Fund	I00094US	Bloomberg US Treasury Bellwether 30Y Total Return USD Unhedged Index
F/m US Treasury 20 Year Bond ETF	Exchange-Traded Fund	I39156US	Bloomberg US Treasury Bellwether 20Y Total Return USD Unhedged Index
F/m US Treasury 10 Year Note ETF	Exchange-Traded Fund	I00093US	Bloomberg US Treasury Bellwether 10Y Total Return USD Unhedged Index
F/m US Treasury 7 Year Note ETF	Exchange-Traded Fund	I39160US	Bloomberg US Treasury Bellwether 7Y Total Return USD Unhedged Index
F/m US Treasury 5 Year Note ETF	Exchange-Traded Fund	I00092US	Bloomberg US Treasury Bellwether 5Y Total Return USD Unhedged Index
F/m US Treasury 3 Year Note ETF	Exchange-Traded Fund	I06674US	Bloomberg US Treasury Bellwether 3Y Total Return USD Unhedged Index
F/m US Treasury 2 Year Note ETF	Exchange-Traded Fund	I00092US	Bloomberg US Treasury Bellwether 2Y Total Return USD Unhedged Index
F/m US Treasury 12 Month Bill ETF	Exchange-Traded Fund	I01061US	Bloomberg US Treasury Bellwether 1Y Total Return USD Unhedged Index
F/m US Treasury 6 Month Bill ETF	Exchange-Traded Fund	I00088US	Bloomberg US Treasury Bellwether 6M Total Return USD Unhedged Index
F/m US Treasury 3 Month Bill ETF	Exchange-Traded Fund	I00087US	Bloomberg US Treasury Bellwether 3M Total Return USD Unhedged Index
F/m 15+ Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39335US	Bloomberg US Liquid Corporate 15+ Year Maturity Index
F/m 30-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39334US	Bloomberg US Liquid Corporate 30 Year Maturity Index
F/m 20-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39332US	Bloomberg US Liquid Corporate 20 Year Maturity Index
F/m 10-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39298US	Bloomberg US Liquid Corporate 10 Year Maturity Index

Product Name	Product Type	Index Ticker	Index Name
F/m 7-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39331US	Bloomberg US Liquid Corporate 7 Year Maturity Index
F/m 5-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39328US	Bloomberg US Liquid Corporate 5 Year Maturity Index
F/m 3-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39299US	Bloomberg US Liquid Corporate 3 Year Maturity Index
F/m 2-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39297US	Bloomberg US Liquid Corporate 2 Year Maturity Index
F/m 9-18 Month Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39351US	Bloomberg US Liquid Corporate 9-18 Month Maturity Index
F/m 6-Month Investment Grade Corporate Bond ETF	Exchange-Traded Fund	I39350US	Bloomberg US Liquid Corporate 6 Month Maturity Index
F/m Long-Term Treasury Inflation-Protected Security (TIPS) ETF	Exchange-Traded Fund	I36081US	Bloomberg U.S. Treasury Inflation Protected Securities 20+ Year Index
F/m High Yield 100 ETF	Exchange-Traded Fund	I39255	Bloomberg U.S. High Yield Top 100 Quality Select Equal Weighted Index
F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF	Exchange-Traded Fund	I39232US	Bloomberg U.S. Ultrashort TIPS 1-13 Months Total Return Unhedged USD Index
F/m Callable Tax-Free Municipal ETF	Exchange-Traded Fund	I40165US	Bloomberg Municipal Bond Currently Callable Index